Exhibit 10(c)

PARKER-HANNIFIN CORPORATION
AMENDED AND RESTATED
DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE
RETIREMENT PROGRAM
Adopted: December 16, 2015
Effective: January 22, 2015
WHEREAS, by instrument effective as of July 1, 2014, this defined contribution supplemental executive retirement plan (the “Program”) was established for the benefit of certain officers and key management employees of Parker-Hannifin Corporation; and
WHEREAS, the Program is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees; and
WHEREAS, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company desires to amend and restate the terms, provisions, and conditions of the Program;
NOW, THEREFORE, the Program is hereby amended and restated in its entirety as of January 22, 2015.

1.	Definitions
Except as otherwise required by the context, the terms used in this Program shall have the meanings hereinafter set forth.

(a)	Account: A notional account or sub-account established for record-keeping purposes for a Participant.

(b)
Administrator: The Parker Total Rewards Administration Committee of the Company or, if applicable, the administration subcommittee appointed by the Parker Total Rewards Administration Committee with respect to the Program.

(c)
Affiliated Group: The Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining an Affiliated Group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a) (1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation.

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Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

(d)	Beneficiary: The person or persons or entity designated as such in accordance with Article 8 of the Program.

(e)	Board: The Board of Directors of the Company.

(f)
Business Combination: A merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise.

(g)	Change in Control: The occurrence of one of the following events:

(1)
A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1(g)(2) of this Program). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(2)	A change in effective control of the Company, which occurs on either of the following dates:

(i)
The date that any one person or more than one person acting as a group (within the meaning of the Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting

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power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1(g)(1) of this Program). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)
The date that a majority of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(3)
A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to:

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

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(iii)	a person or group (within the meaning of the Regulations) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1(g)(3)(iii) of this Program.
Notwithstanding Sections 1(g)(1), 1(g)(2)(i) and 1(g)(3) above, the consummation of a Business Combination shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination); and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1(g)(1) or 1(g)(2)(i) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

(h)
Change in Control Severance Agreement: The agreement between a Participant and the Company that provides for certain benefits if the Participant’s employment terminates following a Corporate Change Vesting Event.

(i)	Code: The Internal Revenue Code of 1986, as amended, or any successor statute, and regulations and guidance issued thereunder.

(j)	Committee: The Administrator, the Investment Committee or the Compensation Committee, as applicable.

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(k)
Company: Parker-Hannifin Corporation, an Ohio corporation, its corporate successors, and the surviving corporation resulting from any merger of Parker-Hannifin Corporation with any other corporation or corporations.

(l)	Company Voting Securities: Securities of the Company eligible to vote for the election of the Board.

(m)
Compensation: The amount of compensation paid to a Participant from the Affiliated Group during the calendar year including base salary, bonuses payable under the Company’s Return on Net Assets (RONA) Plan (except or to the extent determined by the Compensation Committee to be extraordinary) and Target Incentive Bonus Program, any amounts which would otherwise be paid as compensation during the calendar year but which are deferred by a Participant pursuant to any qualified or nonqualified deferred compensation program sponsored by the Affiliated Group, and any amounts that would otherwise be paid as compensation during the calendar year but which are deferred under Sections 125, 127 or 129 of the Code, but excluding:

(1)	any deferred compensation received during such year but credited under the Program to the Participant for a prior year;

(2)	any income realized due to the exercise of stock options or stock appreciation rights;

(3)
any payments, in cash, deferred or otherwise, payable to the Participant under the Company’s Long-Term Incentive bonus program, under any extraordinary bonus arrangements, under any severance agreement, or as or in lieu of an executive perquisite; and

(4)
such items as fringe benefits includible in income as compensation for federal tax purposes, moving and educational reimbursement expenses, overseas allowances received by the Participant from the Affiliated Group, and any other irregular payments.

(n)	Compensation Committee: The Human Resources and Compensation Committee of the Board.

(o)
Contribution Percentage: For a Participant in a Plan Year, an amount equal to a percentage of his or her Compensation based upon salary grade as of the last day of the Plan Year, determined as follows:

Salary Grade	Contribution Percentage
24-25	8%
26-28	10%
29 and above	12%

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(p)	Corporate Change Vesting Event: The occurrence of one of the following events:

(1)
any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph shall not be deemed to be a Corporate Change Vesting Event by virtue of any of the following situations:

(i)	an acquisition by the Company or any Subsidiary;

(ii)	an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary;

(iii)	an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities;

(iv)	a Non-Control transaction (as defined in paragraph (3));

(v)
as pertains to a Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or

(vi)
the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Corporate Change Vesting Event under this paragraph (1);

(2)
individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (2), considered as though such person were a member of the

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Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(3)	the consummation of a Business Combination, unless:

(i)	immediately following such Business Combination:

(A)
more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(B)
no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(C)
at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(ii)
the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Corporate Change Vesting Event under this paragraph (3); or

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(4)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Corporate Change Vesting Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change Vesting Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Corporate Change Vesting Event shall then occur.
Notwithstanding anything in this Program to the contrary, if the Participant’s employment is terminated prior to a Corporate Change Vesting Event, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Corporate Change Vesting Event, then for all purposes of this Program, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Corporate Change Vesting Event for such Participant.

(q)
Corporate Change Vesting Event Compensation: The sum of (1) the Participant’s highest annual rate of base salary during the 12-month period immediately preceding the Corporate Change Vesting Event and (2) the highest of (x) the Participant’s average bonus (annualized for any partial years of employment) earned during the 3-year period immediately preceding the year in which the Corporate Change Vesting Event occurs (or shorter annualized period if the Participant had not been employed for the full three-year period), (y) the Participant’s target bonus amounts for the year in which the Change in Control occurs and (z) the Participant’s target bonus amounts for the year in which the Corporate Change Vesting Event occurs.

(r)
Crediting Rate: For any Participant’s Account over any period, the notional gains or losses equal to those that would have been generated if the Account had been invested in those investment alternatives available under the Savings Restoration Plan (or as otherwise designated by the Investment Committee) as shall have been chosen by such Participant for such period.

A Participant may elect to allocate his or her Account among the available investment alternatives. The gains or losses shall be credited based upon the daily unit values for the alternative(s) selected by the Participant. The Participant’s allocation is solely for the purpose of calculating the Crediting Rate.

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Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by the Participant.

(s)	Disability: The condition whereby a Participant is:

(1)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(2)
by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Executive Long-Term Disability Plan or any other accident and health plan covering employees of the Company.

(t)	ERISA: The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and regulations and guidance issued thereunder.

(u)	Executive Long-Term Disability Plan: The Parker-Hannifin Corporation Executive Long-Term Disability Plan, as it may be amended from time to time.

(v)
Investment Committee: The Parker Total Rewards Investment Committee of the Company or, if applicable, the investment subcommittee appointed by the Parker Total Rewards Investment Committee with respect to the Program.

(w)	Normal Retirement Date: The date on which a Participant attains age 65.

(x)	Parent Corporation: The ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of a Surviving Corporation.

(y)
Participant: An eligible executive designated to participate in the Program pursuant to Article 2 who has timely submitted a Participation Agreement to the Administrator, while employed by the Company.

(z)
Participation Agreement: An employee’s written or electronic agreement to participate in the Program and initial election of the form of payment of supplemental retirement benefits pursuant to Section 4.02(a).

(aa)	Plan Year. The calendar year.

(bb)	Program: The Parker-Hannifin Corporation Defined Contribution Supplemental Executive Retirement Program set forth herein, as it may subsequently be amended.

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(cc)	Recipient: A retiree or Beneficiary who is currently receiving benefits or is entitled to receive benefits under the Program.

(dd)	Regulations: The regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

(ee)	Savings Restoration Plan: The Parker-Hannifin Corporation Amended and Restated Savings Restoration Plan as it currently exists, and as it may subsequently be amended.

(ff)	Seed Contribution: A discretionary contribution to a Participant’s Account determined solely by the Compensation Committee.

(gg)
Service: Employment as an employee by any member of the Affiliated Group, as well as employment by a corporation, trade or business, that is now part of the Affiliated Group at a time prior to its becoming part of the Affiliated Group, but in such case only if and to the extent that the Compensation Committee shall so direct at any time prior to retirement. For purposes of determining a Participant’s eligibility to receive a benefit hereunder, Service shall include any additional years credited to a Participant under Section 2.06.

(hh)	Specified Employee: A person designated from time to time as such by the Administrator pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

(ii)	Spouse: An individual of the same or opposite sex of a Participant to whom the Participant is married in, and under the laws of, the state of celebration of such marriage.

(jj)
Subsidiary: Any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

(kk)	Surviving Corporation: The corporation resulting from a Business Combination.

(ll)
Termination of Employment: A Participant’s “separation from service” with the Affiliated Group, within the meaning of Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed

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for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Administrator reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant, who would otherwise experience a separation from service with the Affiliated Group as part of the disposition of assets, will be considered to experience a separation from service for purposes of Section 1.409A-1(h) of the Regulations.

(mm)
Valuation Date: Each day on which the New York Stock Exchange is open, except that for purposes of determining the value of a distribution under Articles 4, 5 and 6 it shall mean the 24th day of each month (or the most recent business day preceding such date) immediately preceding the month in which a distribution is to be made.

2.	Participation
2.01    Participants. The Participants in the Program shall be such officers and other key executives of the Company as shall be designated as Participants from time to time by the Compensation Committee, and who have submitted to the Administrator, within 30 days after such designation or such earlier date required by the Regulations, a Participation Agreement evidencing agreement to the terms of the Program, including, but not limited to, the non-competition provisions of Article 7, and specifying the form of payment of his or her Account payable on retirement.
2.02    Designation of Participants. An individual may be designated a Participant by action of the Compensation Committee or in a written employment agreement approved by the Compensation Committee. Participation of each individual designated as a Participant shall be subject to the terms, conditions, and limitations set forth in the Program and to such other terms, conditions and limitations as the Compensation Committee may, in its discretion, impose upon the participation of any such individual at the time the individual is designated a Participant in the Program.
2.03    Continuation of Participation. Subject only to the provisions of Section 2.04 and Article 7, an individual designated as a Participant shall continue to be a Participant for the purpose of eligibility to receive the supplemental retirement benefits provided by the Program and his or her participation in the Program shall not be terminated; provided, however, that a Participant who terminates employment at a time when he or she is not eligible for a benefit under Article 3 shall cease to be a Participant in the Program.
2.04    Effect of Voluntary Termination of Employment. To be eligible for supplemental retirement benefits under the Program a Participant shall not voluntarily Terminate Employment with the Company without the consent of the Compensation Committee for a period, not exceeding 60 calendar months, set by the Compensation Committee at the time he is designated a Participant. If a Participant voluntarily Terminates his or her Employment within such period, his or her participation in the Program shall terminate, he or she shall cease to be a Participant and

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(subject to Section 3.02) shall forfeit all benefits under the Program. Notwithstanding the foregoing, for purposes of this Section 2.04, in no event shall an exercise by a Participant of his or her right to Terminate his or her Employment for “Good Reason” (as defined under any Change in Control Severance Agreement between the Participant and the Company) following a Corporate Change Vesting Event be deemed to be a voluntary Termination of Employment with the Company.
2.05    13-Month Service Requirement. Notwithstanding any other provision of this Program, a Participant shall not be eligible for supplemental retirement benefits under the Program unless the Participant remains employed by the Affiliated Group until the date that is 13 months after the date upon which he is designated as a Participant; provided, however, that the 13-month service requirement of this Section 2.05 shall be deemed to be satisfied upon the earlier of the Participant’s death, Disability, or the occurrence of a Change in Control.
2.06    Additional Service Credit and Contributions. Notwithstanding any other provision of this Program, for purposes of determining the amount of any benefits payable to any Participant upon the date of a Corporate Change Vesting Event:

(a)
such Participant (but not a Recipient) shall be treated as having been employed, for purposes of determining Service under this Program for three additional years from the date of the Corporate Change Vesting Event; and

(b)
such Participant’s (but not a Recipient’s) Account shall be increased by the product of (i) the lesser of (A) three (3) and (B) the quotient resulting from dividing the number of full and partial months from the date of a Corporate Change Vesting Event until the Participant’s Normal Retirement Date, by twelve (12) and (ii) his or her Contribution Percentage for the Plan Year in which the Corporate Change Vesting Event occurs, based upon the Participant’s salary grade on the date of the Corporate Change Vesting Event and the Corporate Change Vesting Event Compensation. For the avoidance of doubt, such increase shall not include or reflect deemed interest or earnings at the Crediting Rate or otherwise.

3.	Supplemental Retirement Benefits
3.01    Accrual of Benefits. For each Plan Year, each active Participant’s Account shall be credited on the following February 1 with his or her Contribution Percentage. In addition, each active Participant’s Account shall be credited as of the effective date as the Compensation Committee may determine in its sole discretion with such Seed Contributions (if any) for such Plan Year as the Compensation Committee may determine in its sole discretion. Seed Contributions may differ from Plan Year to Plan Year and from Participant to Participant. Gains or losses shall be credited to the Participant’s Account as of the close of business on each Valuation Date, based on the Crediting Rate in effect for the day.
3.02    Eligibility At or After Normal Retirement Date. Any provision of Section 2.04 to the contrary notwithstanding, provided that the 13-month service requirement of Section 2.05 is satisfied, any Participant with at least 60 calendar months of Service who Terminates his or her

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Employment with the Affiliated Group on or after his or her Normal Retirement Date shall be eligible for a supplemental retirement benefit.
3.03    Eligibility Prior to Normal Retirement Date; Vesting. Provided that the 13-month service requirement of Section 2.05 is satisfied, any Participant with at least 60 calendar months of Service:
(a)     who Terminates his or her Employment with the Affiliated Group with the consent of the Compensation Committee after attainment of age 55; or

(b)     who is employed at the time of a Corporate Change Vesting Event; or

(c)     whose Employment with the Affiliated Group is Terminated by the Company for reasons other than for cause (as determined by the Compensation Committee in its sole discretion) after attainment of age 55 but prior to the expiration of the requisite period of employment established by the Compensation Committee with respect to the Participant pursuant to Section 2.04; or

(d)     who Terminates the Participant's Employment with the Affiliated Group prior to his or her Normal Retirement Date due to Disability; or

(e)     who Terminates his or her Employment with the Affiliated Group after attainment of age 60 (and after completion of the requisite period of employment established by the Compensation Committee with respect to him or her pursuant to Section 2.04) but prior to his or her Normal Retirement Date;
shall be eligible for a supplemental retirement benefit. For the avoidance of doubt, any Participant who Terminates his or her Employment with the Affiliated Group after failing to obtain the consent of the Compensation Committee as contemplated under paragraph (a) shall forfeit his or her supplemental retirement benefit.

4.	Payment of Benefits
4.01    Commencement of Benefits. Subject to Section 4.02, supplemental retirement benefits shall be paid or commence to be paid to an eligible Participant as of the first day of the month following Termination of Employment; provided, however, that supplemental retirement benefits shall be paid or commence to be paid to a Specified Employee on the first day of the seventh month following the Participant’s Termination of Employment and in the case of payments made in the form of installments shall include any payments that would have been made between the Participant’s Termination of Employment and the actual commencement of payment if the Participant had not been a Specified Employee. Notwithstanding the foregoing, to the extent required by Section 4.02(b), payment of a Participant’s supplemental retirement benefit shall commence or be made on the date that is five (5) years from the date payment would otherwise commence or be made under this Section 4.01.
4.02    Payments Under Certain Situations.

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(a)
Initial Election of Payment Form. To the extent permitted by Section 1.409A-2(a)(5) of the Regulations, within 30 days of the time an individual is designated as a Participant under this Program, he or she may elect, on his or her initial Participation Agreement, to receive payment of his or her supplemental retirement benefit under this Program in the form of a single lump sum payment equal to the value of his or her account as of the Valuation Date or in substantially equal annual installments over five, ten or fifteen years commencing on the date specified in Section 4.01 and on January 1 of each succeeding year in the applicable 5, 10 or 15 year period. If a Participant fails to make a valid election, the Participant’s supplemental retirement benefit under this Program shall be paid in a lump sum.

(b)	One-Time Change by Participant. A Participant shall be allowed a one-time election to change the form of payment of his or her supplemental retirement benefit; provided, however, that:

(1)	any such election shall not be effective for at least 12 months following the date made; and

(2)
as a result of any such election, payment shall be delayed for five (5) years from the date the payment was scheduled to commence or to be made (taking into account any delay in payment or commencement of payment under Section 4.01 on account of a Participant’s status as a Specified Employee).

(c)
Payment Upon a Change in Control. Thirty (30) days after a Change in Control, in lieu of any other payments due with respect to benefits earned under the Program to the date of the Change in Control, each Participant and each Recipient shall receive a lump sum payment equal to the value of his or her account as of the Valuation Date.

(d)
Special Rule Applicable to Specified Employees. If a Specified Employee dies after Termination of Employment but prior to commencement of benefits, the Specified Employee’s Beneficiary shall receive a payment as of the first of the month following the Specified Employee’s date of death equal to the aggregate of the monthly payments that would have been made to the Specified Employee in accordance with Section 4.01 but substituting the Specified Employee’s date of death for the actual commencement of payment. Any additional amounts payable to the Specified Employee’s Beneficiary shall be determined as of the Specified Employee’s date of death in accordance with the form of payment applicable to the Specified Employee as of the Specified Employee’s Termination of Employment.

(e)
Certain Matters Following a Lump Sum Payment. A Participant who has received a Change in Control lump sum payment shall thereafter, while in the employ of the Company, continue to accrue benefits under the Program.

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(f)
Payment of Taxes. A Participant’s Account shall be reduced by, and the Participant shall be paid, the amount necessary to satisfy (and in no event to exceed) the aggregate of the Federal Insurance Contributions Act (FICA) tax and any local income taxes (and any federal, state, local or foreign income tax withholding related to such taxes) imposed on compensation deferred under the Program pursuant to Section 1.409A-3(j)(4)(vi) of the Regulations.

(g)	Miscellaneous. For purposes of Section 409A of the Code, each installment payment shall be considered a separate payment.

5.	Disability Benefits
5.01    Benefits. If a Participant suffers a Disability prior to Termination of Employment, the Participant shall be eligible for a benefit under this Article 5.
5.02    Form of Disability Benefits. A Participant's disability benefit pursuant to this Article 5 shall be paid in the form of a single lump sum payment equal to the value of his or her account as of the Valuation Date.
5.03    Time of Payment of Disability Benefits. Payment of a Participant's disability benefit shall be made (or commence, as applicable) as of the first day of the second month following the Participant's Disability, and the provisions of Article 4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 5.

6.	Death Benefits
6.01    Eligibility. If a Recipient dies or if a Participant dies after completing 60 calendar months of Service (without regard to the requirements of Section 2.05) but prior to the Participant's Termination of Employment, the Recipient’s or Participant’s Beneficiary shall be eligible for a benefit under this Article 6.
6.02    Benefit Payments. The benefit under this Article 6 shall be paid to the deceased Recipient’s or Participant’s Beneficiary, or, if no such Beneficiary, to the Recipient’s or Participant’s estate, in a single lump sum payment equal to the value of his or her account as of the Valuation Date as of the first day of the second month following the date of the Recipient’s or Participant’s death, and the provisions of Article 4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 6.

7.	Non-Competition
7.01    Condition of Payment. In consideration of payment of supplemental retirement benefits under the Program, whether in the form of a lump-sum payment or installment payments, the Participant or retiree Recipient shall not engage in competition (as defined in Section 7.02) with the Company at any time during the five (5) year period after the date of

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Termination of Employment with the Company; provided, however, that this Section 7.01 shall not apply to a Participant following his or her Termination of Employment if such Termination of Employment occurs after the date of a Corporate Change Vesting Event that occurs at the time the Participant is actively employed by the Affiliated Group.
7.02    Competition. Competition for purposes of the Program shall mean assuming an ownership position or a consulting, management, employee or director position with a business engaged in the manufacture, processing, purchase or distribution of products of the type manufactured, processed or distributed by the Affiliated Group; provided, however, that in no event shall ownership of less than two percent of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons in itself be deemed Competition; and provided further, that all of the following shall have taken place:

(a)
the Secretary of the Company shall have given written notice to the Participant or retiree-Recipient that, in the opinion of the Compensation Committee, the Participant or retiree-Recipient is engaged in Competition within the meaning of the foregoing provisions of this Section 7.02, specifying the details;

(b)
the Participant or retiree-Recipient shall have been given a reasonable opportunity, upon receipt of such notice, to appear before and to be heard by the Compensation Committee with respect to his or her views regarding the Compensation Committee’s opinion that the Participant or retiree-Recipient engaged in Competition;

(c)
following any hearing pursuant to Section 7.02(b), the Secretary of the Company shall have given written notice to the Participant or retiree-Recipient that the Compensation Committee determined that the Participant or retiree-Recipient is engaged in Competition; and

(d)
the Participant or retiree-Recipient shall neither have ceased to engage in such Competition within thirty days from his or her receipt of notice of such determination nor diligently taken all reasonable steps to that end during such thirty-day period and thereafter.

8.	Beneficiary Designation
The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Program shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous

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Spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new Spouse has previously been designated as Beneficiary. The Spouse of a married Participant shall consent to any designation of a Beneficiary other than the Spouse, and the Spouse’s consent shall be witnessed by a notary public.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the estate of the last to die of the Participant and the Beneficiaries.

9.	General Provisions
9.01    Claims Procedure. The Administrator shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Program. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:

(a)	the specific reasons for such denial;

(b)	a specific reference to the provisions of the Program on which the denial is based;

(c)	a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and

(d)
an explanation of the Program’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

9.02    Review Procedure. If a Participant is determined by the Administrator not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Administrator by filing a petition for review with the Administrator within sixty (60) days after receipt of the notice issued by the Administrator. The petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Administrator of the petition, the Administrator shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Administrator shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Program on which the decision is based. If the sixty-day period is not sufficient, the decision may be deferred

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for up to another sixty-day period at the election of the Administrator, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant’s Beneficiary.
9.03    ERISA Plan. The Program is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
9.04    Trust. The Company shall be responsible for the payment of all benefits under the Program. The Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Program. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to a Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Program.
9.05    Rights of Participants. Except as expressly provided in any grantor trust agreement established by the Company:

(a)	no Participant or Recipient shall have any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Program;

(b)	nothing contained in the Program shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Recipient or any other person;

(c)
to the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company; and

(d)
all payments to be made under the Program shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of amounts payable under the Program.

9.06    Administration. The Administrator shall be responsible for the general administration of the Program and for carrying out the provisions thereof. Any act authorized, permitted or required to be taken by the Company under the Program may be taken by action of the appropriate Committee. Subject to the provisions of Section 9.01 relating to denial of claims and claims review procedure, any action taken by a Committee which is authorized, permitted or required under the Program shall be final and binding upon the Company, all persons who have or who claim an interest under the Program, and all third parties dealing with the Company.
9.07    Program Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person to continue his or her employment with the

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Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the rate of compensation of any such person for any period, and all employees of the Company shall remain subject to discharge to the same extent as if the Program had never been put into effect.
9.08    Non-Alienation of Retirement Rights or Benefits. No right or benefit under the Program shall at any time be subject in any manner to alienation or encumbrances. If any person shall attempt to, or shall, alienate or in any way encumber his or her rights or benefits under the Program, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him or her, his or her interest in all such benefits shall automatically terminate and the same, at the discretion of the Compensation Committee, shall be held or applied to or for the benefit of such person, his or her Spouse, children, or other dependents as the Compensation Committee may select.
9.09    Payment of Benefits to Others. If any person to whom a supplemental retirement benefit is payable is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or legal representative) may be paid to the Spouse, parent, brother, or sister, or any other individual deemed by the Administrator to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.08 shall be a complete discharge of any liability of the Program with respect to the supplemental retirement benefit so paid.
9.10    Notices. All notices provided for by the Program shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company or the Administrator:	Attention: Secretary
Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, Ohio 44124-4141

To the Participant:	Address of residence on file with the Company

Any such notice delivered in person shall be deemed to have been received on the date of delivery.
9.11    Amendment, Modification, Termination. The Program may at any time be terminated, or at any time or from time to time be amended or otherwise modified, prospectively, by the Board of Directors of the Company or by the committee or individual authorized by the Board of Directors of the Company to exercise such powers; provided, however, that no such termination, amendment or modification of the Program shall operate to:

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(a)	reduce or terminate the benefit of a Participant participating in the Program at the time of any such termination, amendment, or modification;

(b)	terminate the participation of a Participant participating in the Program at the time of any such termination, amendment, or modification;

(c)	increase the eligibility requirements applicable to a Participant participating in the Program at the time of any such termination, amendment or modification;

(d)
terminate the Program, or reduce or terminate any benefit, or terminate the participation or any rights or benefits, after the occurrence of a Corporate Change Vesting Event, with respect to a Participant or Recipient who was a Participant or Recipient, or became a Participant or Recipient, at the time of the occurrence of such Corporate Change Vesting Event; or

(e)	permit an acceleration of time of payment of a Participant’s benefit under the Program, other than:

(1)	as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code;

(2)
as necessary to pay Federal Insurance Contribution (“FICA”) taxes and any resulting federal, state, local or foreign income taxes attributable to amounts deferred under the Program, subject to the limitations of Section 1.409A-3(j)(4)(vi) of the Regulations;

(3)
in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure;

(4)	due to a termination of the Program that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or

(5)	as otherwise may be permitted under Section 409A of the Code.
9.12    Applicable Law. Except to the extent preempted by ERISA or the Code, the laws of the State of Ohio shall govern the Program and any disputes arising thereunder.
9.13    Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.14    Headings. All headings are for convenience only and shall not be used in interpreting any text to which they relate.
[signature page follows]

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EXECUTED at Cleveland, Ohio this 16th day of December, 2015.

PARKER-HANNIFIN CORPORATION
By: /s/Jon P. Marten
Title: Executive Vice President – Finance and
Administration and Chief Financial Officer
By: /s/Daniel S. Serbin
Title: Executive Vice President – Human Resources
& External Affairs

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